  Exhibit 99.1

SANUWAVE HEALTH, INC.
CONFERENCE CALL TO DISCUSS FOURTH QUARTER AND FULL FISCAL YEAR 2019
 FINANCIAL RESULTS AND PROVIDE A BUSINESS UPDATE
TUESDAY, MARCH 31, 2020
9:00 a.m. Eastern Time

Operator

Ladies and gentlemen good day, and thank you all for joining this SANUWAVE 2019 Annual Earnings Conference. As a reminder, today's meeting is being recorded and all phone participants are in a listen-only mode but after today's prepared remarks, you will have the opportunity to ask questions. And now to get us started with opening remarks and introductions I'm pleased to turn the floor over to Lisa Sundstrom, welcome Lisa.

Lisa Sundstrom – Chief Financial Officer

Thank you and good morning. We appreciate your interest in SANUWAVE and in today's call. SANUWAVE will provide an update on our most recent activities as well as our 2019 annual financial results. Our annual form on form 10-K was filed with the SEC on Monday, March 30, 2020. If you would like to be added to the Company's distribution list, please call SANUWAVE at 770-419-7525 or go to the Investor Relations section of our website at www.sanuwave.com.

Before we begin, I would like to caution that comments made during this conference call by management will contain certain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE. We encourage you to review the Company's filings with the Securities and Exchange Commission, including without limitation our Forms 10-K and 10-Q, which identify specific factors that may cause actual events or results to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, March 31, 2020. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

I would now like to turn the call over to our Chairman of the Board, Kevin Richardson. Kevin.

Kevin Richardson – Chairman and Chief Executive Officer

Thank you, Lisa. Normally SANUWAVE uses this year end call to reflect on our milestones achieved during the prior year and lay out our goals for the coming year. It is important to lay out these goals to establish a pathway to achieve our ultimate mission of having a dermaPACE System anywhere and everywhere a wound is treated.

Unfortunately, these are not normal times, the COVID-19 pandemic has altered the landscape in which we operate and the priorities of many organizations including SANUWAVE must be altered as well. Our top priority is the safety of our organization, but also making sure we can deliver our services and products to those in need, especially in these trying times.

Where there is change there's also opportunity and we will discuss how SANUWAVE has positioned itself to help deal with the COVID-19 pandemic. I will briefly review the highlights from the fourth quarter then turn it over to Lisa to walk through the financials. Then I will conclude, with how we are currently positioned to what are we doing to take advantage of opportunities as they arrive during this crisis to help alleviate crisis. During the fourth quarter and in early 2020, we have had some major highlights, which we would like to share.

Recently, we've added Dr. Tom Price to the Board of Directors, as many of you know, if you want to Wikipedia him, you can. Tom was Secretary of Health and Human Services, HHS, after spending many years on Capitol Hill and driving much of the positive changes we see in DC. Tom has already made major impacts at the board level and has helped shape some of the critical decisions, we have made regarding operations in pursuing opportunities during this pandemic. We are very fortunate to have him as a board member.

Next, we completed the joint venture in Brazil, we received $500,000 toward the end of 2019, the money is non-refundable, the joint venture contract has been signed. Unfortunately, under the revenue recognition policies that FASB has in place, we thought we could but we cannot recognize this revenue. We will eventually recognize this revenue, but it must be spread out over the term of the joint venture. Although, this makes absolutely zero sense in a way to deal with something structured the way it is or how a normal business minded person thinks, it did have an impact on our fourth quarter, as we expected to show $500,000 of revenue given it had come in as a signed contract and was non-refundable and other milestones have been met. Aside from the accounting nuances, we are very happy with our partners in the region. We have met with a few of the key opinion leaders and we will be launching in earnest in Brazil later this year after we receive ANVISA, which is their equivalent of the FDA. 2021 should shape up to be a very strong year in Brazil post ANVISA.

In other international news during the year were the additions of new countries and partnerships, one that stands out is Oman, which although a small country, they are at the forefront in the Gulf Coast countries in treating DFUs and we believe this will be the launch pad for the region when things return to normal.

We have distribution partners lined up and ready to begin distributing our product in the area once things are ready to go in 2020. If you've not seen some of the poster results from the use in Oman, please visit our website; the device is having an amazing impact on many lives in that region. This region is probably showing the greatest growth in diabetic foot ulcers anywhere in the world and will be at the forefront in treating them.

Another highlight in the quarter, we were also successful in raising $5 million in capital in two tranches which closed in December and January. This was led by four institutional investors and this funding allows SANUWAVE to path to achieve break even and profitability later this year, we will discuss timing of this later in the call but this event will still happen this year and we were very fortunate to be a company that had prepared with proper funding prior to the pandemic occurring.

We also hit our target of 100 devices ship during the year and currently have just over 130 in place; this is a key first step in the revenue generating cycle, which we will discuss later. Although hospital placements have ground to a stop due to the pandemic where reps are no longer allowed in hospital setting, we are seeing office placement continue albeit at a slower rate.

And most important, the mobile home health area showing tremendous potential and growth opportunities for us moving forward. We will provide updated guidance on 2020 at a later time, but we are again fortunate, we have a device that can be used in the field to treat patients that are unable to get into the hospital for treatment.

Other key metrics, we treated over 450 patients with over 3,000 treatments and have over 250 clinicians trained on the system. We actually added a partnership, Ametus which we discussed on the last conference call. Training was completed, devices are being placed, and our expectations remain high for this relationship once things open up again.

In the meantime, they will also help us on the new home health initiatives in their regions of coverage. Lastly, we added five additional patents in the U.S., one in Europe covering eight countries. Our patent portfolio will be discussed later on the call when we explore some of the COVID-19 related opportunities, we'll continue to add IP.

Reflective of the scientific know how we were selected in a very exclusive way to be part of the NASA Lunar mission expert committee. We are helping them currently with some with some product design for a successful lunar mission, which will become the base for the Mars missions. Our expertise and knowledge in biofilms and shock waves are where we will be assisting NASA.

Speaking of biofilm, we have also been selected to work directly with the FDA on a project to educate them on biofilm eradication; we'll be working closely with the teams in Maryland in the coming months. All in all, 2019 was a good year and was and still is setting up for a very successful 2020.

The one area I will discuss before turning over to Lisa is revenue recognition from procedural revenue, we have chosen an extremely conservative approach to this, until we get more information from an actuarial standpoint. Currently the way we recognize is after a device is placed we work to get a signed contract. Less than 50% of our placements had signed contracts at year end because there's usually a 60 day trial period, after a patient is treated the claim is submitted, this takes usually 30 to 60 sometimes 90 days, if the claim is submitted properly we're showing very good results with over 80% of the hospitals receiving payments, this is an extremely strong number for new medical products.

Unfortunately, during the quarter we also realized that many of the sites still needed work on how to submit the claims appropriately. We spent much time in the first quarter reviewing and examining these processes with our team and sites in the field. We have made our process easier for the billing person and pushed more support to ensure these claims will be filed the right way the first time.

In summary, although we are seeing treatment values continue to increase and accelerate because the clinical results are so strong, we're having to go back, re-educate and resubmit many of the claims and work with the sites to get the revenue recovered. We have already seen a lot of this progress through March and we'll continue to see even more in April and to push this even greater in the second quarter.

As this begins, we will begin to see rapid procedural revenue growth occur and accelerate, this will happen regardless of any COVID-19 related activities, this is all working directly with the sites as they submit their claims. At this point, I'll turn over to Lisa, then I'll jump back on and discuss some of the COVID-19 opportunities and how we are managing in 2020.

Lisa Sundstrom – Chief Financial Officer

Thank you, Kevin. Revenues for the year ended December 31, 2019 were $1 million, a decrease of $821,000, or 44% from the prior year. Revenue resulted primarily from sales in Europe and Asia/Pacific of our orthoPACE devices and related applicators. Sales in Asia/Pacific of our dermaPACE devices and related applicators and our first treatment revenue from dermaPACE devices in the United States from the billing in December that Kevin just discussed. The decrease in revenue in 2019 is due to a decrease in sales of orthoPACE devices, new applicators and refurbishment of applicators in Asia/Pacific and in the European Community.

We also had lower license fees related to international joint ventures. Research and development expenses for the year ended December 31, 2019, were $1.2 million, an increase of $200,000 or 20%. The increase in research and development expenses in 2019 was due to increased contracting expenses for temporary services; increased services related to the dose of study in Poland and increased expenses related to necessary electrical testing for our devices.

Selling and marketing expenses for the year ended December 31, 2019 were $1.6 million, an increase of $1.1 million or 205%, the increase in sales and marketing expenses in 2019 was due to an increase in hiring of client account managers and sales people, increased travel expenses for placement and training relates to the commercialization of dermaPACE, and increased participation in domestic and international trade shows.

General and administrative expenses for the year ended December 31, 2019 were $6.4 million, a decrease of $371,000 or 5%. The decrease in general and administrative expenses in 2019 was due to lower stock-based compensation expense, lower lease expense related to the pay-off of lease agreement for devices in 2018 and lower travel and entertainment costs.
This was partially offset by increasing consultants related to distribution partner searches and execution and an increase in regulatory audit fees for updated ISO audit and initial MDSAP audit. Net loss for the year ended December 31, 2019 was $10.4 million or negative $0.05 for basic and diluted share compared to a loss of $11.6 million or negative $0.08 per basic and diluted share for the same period in 2018.

A decrease in the net loss of $1.2 million, or 10%, the decrease in the net loss was primarily a result of increase in operating expenses as just explained, offset by a decrease in interest expense. We were able to raise $5 million from an institutional equity raise completed in December 2019 with a follow along completed in February 2020.

We continue to protect our burn rate from operations and stretch payables. Our burn rate is currently $450K to $550K per month and has continued at this rate into early 2020. We will be looking closely at our burn rate over the next few months as we navigate through the COVID-19 pandemic. We will also be looking at trade shows, trade show attendance and adjust our spending to only essential items as things progress. We still anticipate our burn rates to decrease as we move through move through 2020 as we see payment on dermaPACE procedures and improve our billing and collection processes.

With that, I'll turn it back over to Kevin.

Kevin Richardson – Chairman and Chief Executive Officer

Thanks, Lisa. Normally we would spend this time laying out our goals for 2020. Given the environment that we are in I think it's most useful to discuss what are we doing to move forward with the COVID-19 crisis.

First, as I stated earlier, we're very fortunate to have raised some funds prior to the pandemic started.

Second, even with the pandemic, we're still on track to break even later this year, either through increased revenue from the existing base of installations or with the home health initiative and other initiatives, which we will discuss. By moving quickly to these changes in the environment, we can support our customers and meeting their needs in the field.

Third, we are and have been good about expense management over the years and we will continue to be vigorous about that. Lisa used the trade shows as an example. Last year alone we spent over $500,000 probably even more when you include T&E that is an expense that given the pandemic we will not be incurring this year, which will help us manage our expenses. We're using video conferences and telephone calls to reach our existing and potential new customers. We're doing this both for training and for tele-medicine, where we can help with wound assessments.

Through these other alternatives like tele-medicine and video conferencing and better expense management, it will help us to get to breakeven.

Fourth, as Lisa alluded to we're exploring all current opportunities for funds coming from the federal government, state government, and we need to make sure they don't come with any provisions which may impact us later but the government is flooding the system right now and we will take advantage of the money where it becomes available and the opportunities exist.

But the biggest impacts from COVID will be in three areas for us.

First is home health, our device is mobile, simple to use, quick to set up and can assist home health nursing, assisted living and nursing care with wound care patients. We have spoken to many of our KOLs and the wound industry is changing as we speak, it's changing due to the pandemic, more patients to be treated telemedicine and home health, they are being told to stay home, do not come to the hospital. But for them to get treatment and avoid infections, which lead to amputation, they still need to have treatments and care. This is where dermaPACE works well. You cannot take a hyperbaric chamber to someone's house. You cannot perform a skin graft surgery in someone's house, but you can treat them with the dermaPACE system. This past week -- over the past two weeks, we've had many calls with existing and new potential customers and we expect to have many devices placed as mobile units quickly to meet this demand.

We're still working on the economic models because in the home health market, they are paid differently than a hospital. The good news is CMS has recently put in place a waiver called 1135, which allows payments in all settings office, hospital, at home, so our code will work in that environment. We plan to take advantage of that and treat our customers.

The second and third areas may not bring immediate revenue but we're exploring how our deep scientific knowledge in shock waves can help with the treatment and benefit in how COVID-19 is treated. We are encouraged by the level of interest we are receiving. This would be more likely to put in place for the second wave which is expected in the fall of 2020.

But with our patents IP and abilities, think of some of the things we've done in sterilization and other areas that will be crucial in the health market going forward and we expect to be part of the solution to this problem going forward. On these two initiatives, we'll update shareholders; once we receive orders or results from the clinical work we're performing to confirm our capabilities.

In conclusion and before I turn it over to Q&A, 2019 was a very good year for us. 2020 was poised to be a rocket ship replacement in revenue and getting to breakeven. We're fortunate that we have a good balance sheet focused on expense management and are using the device to continue to grow in this uncertain market, by moving into the telehealth and home health markets. We may have some other announcements in the future with regards to COVID-19 and we still plan to get to breakeven later this year one way another.

Without anymore, I'll turn it over to Q&A. Thank you.

Operator

Kevin, thank you. (Operator Instructions). We will go first to the line of Ian Miller.

Q: Hey, Kevin, can you hear me?

Kevin Richardson – Chairman and Chief Executive Officer

I can hear you fine.
Q: Yes. Great. Just quick question on one of the remarks you made about the technology and helping with COVID-19. You mentioned sterilization and then biofilm, is that something that could have potential application with the use of ventilators?

Kevin Richardson – Chairman and Chief Executive Officer

So, right now, what we've done -- Ian that is a good question but let me go into --. We've done a lot of work with biofilms as many of you know, we have been a better partner with the center for biofilm engineering, which is out of Montana State and we've done some work with the University of Georgia and other areas where we've shown dramatic decreases in biofilm, but we've also seen reductions in Staph, E. coli and other bacteria and so we can have a direct impact, shockwaves have a direct impact on disrupting biofilm and think of things, where bad stuff grows. And so, how that is implemented in different settings? It's how we'll be exploring? Where and how our device can help with either inside the human body or in the settings, in which those humans are treated? Or with potentially equipment, that may be used to assist. Now, I don't know if that's specific to ventilators or specific to anything else, but we do have -- the team has done a good job, a great job on really pushing the envelope on biofilm.

And as I mentioned at the beginning of the talk, I mean we've -- NASA has picked us as an expert to help on the lunar mission, because of our expertise in shockwaves and biofilm. And biofilm is a big issue and you're -- when you're spending that much time in an enclosed environment up in space. And then with that the FDA, we've been picked to help them on understanding how shockwaves can help with prevention and getting rid of biofilm, but specific to what area will be doing -- that we're still working on and we'll have more to report hopefully later, in a few weeks on that, but it's there are exciting areas that play to our strengths and so we are going to be pursuing that. As I mentioned earlier, we're fortunate to have a Board member on Board recently, who can help us navigate some of that, in DC and know where to look and how to get -- how to bring our products to help treat this as fast as we can because it's a -- the sooner we can bring these products to help the better.

Q: Got it. The press release that I read this morning mentioned two specific areas and maybe it's too early to say but how should we think of that? One as in sterilization and the other in treating the patient or are you not there yet?

Kevin Richardson – Chairman and Chief Executive Officer

It's hard to say we're there yet, but I think you're going down the right path. I mean there's a lot of different things that need to happen for treating patients and if you think about some of the things that shockwaves are capable of, we could be poised to help tremendously with maybe not the cure, but with alleviating some of the sickness and making it easier to -- for the patients. But again, we're still -- we're probably a few weeks away from having anything that we can specifically point to either in the form of revenue or in clinical work that would lead us to bring it to market, but we are definitely pursuing it and you will definitely hear on the -- on those initiatives in the future.

Q: Okay. Thanks, Kevin. I appreciate you taking my call.

Kevin Richardson – Chairman and Chief Executive Officer

Thank you, Ian. Appreciate it.

Operator

Next we'll hear from Wayne Spencer. Please go ahead. Your line is open.

Q: Hey Kevin, congratulations in tough times out there. Last year, you guys reported along some movement with -- I think, its national government services and some of the changes they made in reimbursement. Can you update it on how that's going and any other additional movement within the private payers or with the government payers?

Kevin Richardson – Chairman and Chief Executive Officer

Yes. Now, Wayne, thank you. Thank you for the question, because we -- this call we really didn't focus on reimbursement at all, in the movement we've been making, but it's a great point. We're getting paid or if not we -- the hospitals and our clients are getting paid and lots of different states right now. Some are surprising, the ones that we hadn't expected are actually getting paid, others were still have to work the system.

NGS was the first kind of breakthrough, but we're seeing that occur in other areas. I would expect to hear from at least two or three states on Medicaid, which usually lags Medicare, but we've made some presentations with our consultants and others that are helping on the Medicaid. Because Diabetic Foot Ulcers tend to hit a certain part of the population a little more severely and therefore they need help. And where our product is priced from a standpoint, it can save a lot of money to the Medicaid systems at the state level, as an example, if we were to implement our product in our system in Georgia, we would say, the state of Georgia close to $10 million a year in treating patients.

And so, they're very interested especially, in times where budgets are tight and I can only imagine it's going to get tighter given the situation we're in. Unfortunately, I think what's going to happen is some of these are going to get delayed because everyone's focus is on COVID. And so some of the decisions in the meetings we've had with different private payers and with the states are probably going to get pushed out from a decision standpoint. It doesn't mean we're not getting good traction and we're not having good meetings, it's just -- I'm being realistic about how states operate and work and how some of these insurance carriers work, they're all -- everyone's trying to navigate through this crisis and new things tend to get pushed off unless they directly impact COVID-19.

With that said, I still expect to see us get over 30 million covered lives later this year. We're not going to stop. And at some point the pandemic will slow or flattened or get to a point where things do return to whatever normal is and that's when we're going to see a little bit of a surge. Our clinical evidence is even stronger in the real world that it was in our studies, so people are seeing it impact lives. They're seeing it first hand, the word of mouth is fantastic and we're working, trying issues on the claims and payments, because quite frankly a lot of its new. And we've made some great inroads on that. So we're excited about it.

There's not to keep rambling on, but there's three things that are really important. Can you make the patient better? Can the physician -- is it easy for him to use? Or are they going to make money? And then also importantly is the payer going to save money? And those are the kind of three peers [ph] of this success to -- [ph] medical device and we luckily have a great product that really works so and it's really compliant. It's easy for the compliance with the patient. It isn't like they have to go in a oxygen, a hyperbaric chamber, they have to go wear a boot or things like that, ours is comes in, they sit there for six minutes and get treated. So patients like it and the results are good.

The doctors like it, because they're getting paid and they're making good money. And on a -- if you do kind of a gross income per hour adjustment, they make as much from our procedures; they do any of the other procedures in wound care, which is extremely important message to get across to the wound care clinics and centers and doctors.

And now importantly, we've shown that we can save money and to the overall system and some evidence of that is again in front of these Medicaid providers, who have shown how at our rate we're -- they are going to save tremendous amount of money. Again, the state of Georgia, which stays close to $10 million a year using our product. So, I feel very good about the reimbursement environment and I was hopeful to hear something by this call from some of the folks we had met with but quite frankly, it doesn't surprise me given the pandemic.

 Q: That's terrific Kevin, thank you so much. And good luck.

Kevin Richardson – Chairman and Chief Executive Officer

Thanks Wayne. Appreciate it.

Operator

[Operator instructions]. Next we'll hear a question from the line of Nate Hurst.

Q: Kevin, good morning. Just a quick question on mentioned the devices for mobile use. Curious of what the margins of like are on that compared to a placement in a possible or wound care center and off of that after all this COVID-19 is done; will the mobile device market if you will be something you guys would still look into?

Kevin Richardson – Chairman and Chief Executive Officer

Good questions. Thank you, Nate. So, first on the pricing. We're working through those with the different organizations now; we had a call even yesterday with one. They get paid sometimes differently, where they're paid more on a capitated basis to for the care of that patient. So the diagnosis goes out to that home -- at home patient. And they kind of come up and they say yeah, we're going to give you $4,500 this month to take care of that patient.

We would have to be in that coding to get part of that 4500. And so there are two different ways to approach it and I would expect would expect that within the next few weeks we'll have the capability to do it either way. One way is we just continue to get paid per treatment and that would still be at the $211 every time they use it.

And remember, these Home [ph] and Health agencies it's a kind of route management business, the nurse is going from location-to-location, whether it's a half hour and hour at each our procedure -- set up time takes about five minutes, procedure time 6 minutes. So we don't really hurt them on their route capability, so they can still continue to get a lot of flow. But we may end up just placing the devices on a monthly charge, then letting them manage the asset utilization on their own and incorporating it within their own payment structures. And so that would -- and as an example, we might charge certain amount per month for the device, and we'll see. It depends on I think each one that we're talking to and they're all different. Some are working with -- some are wound clinics that our existing clients that are working now with Home Health agencies to treat people at home, others are Home Health agencies themselves, and they have -- one we talked to the other day have 8,000 patients over 250 with Diabetic Foot Ulcers. So that's a primary target for us, where we may end up with I'd guess five to ten placements with them to treat those 250 patients.

Will we be in this market? I think you're seeing a paradigm shift in how wound care is being considered? You've seen a lot of the key opinion leaders. The Lee Rogers is the -- Tom Serena these are the some of the big name doctors out there talking about how the wound care market needs just begin to triage these more and move more towards that capitated model of how to close a wound. And I would -- argue it stuff that we've been positioned wonderfully for going forward.

I mean, in fact, it's what we've talked about being in that position, so that we can help with combination therapies and help with other even at home. So I would envision if there's money to be made there, using our device in the home, then we'll have it in home that doesn't mean we won't have any at the wound clinics, we've still have them at the wound clinic too. It's just I think you're going to see more people take -- there's some great technology out there digital imaging, where they can take pictures of your foot and the doctor can do telemedicine.

We're on the other day with the doctor Sammy and he was -- [ph] he or Dr.Willis one of the two, they were talking about how -- they're doing a lot of their work right now. They're kind of looking at the foot over the computer saying "oh, yeah, here's what you need to do to take care of it" and you need to come in or no, you don't need to come in. So, I think you're going to see a lot of that occurring going forward. I think it's going to be a paradigm shift within the whole medical. I mean, I could I'm talking medical but all of us are -- that have kids or at home right now and they're doing online education home and that's the paradigm shift that's occurring in education. I think, you're going to see a similar shift in wound care and home health right now, the pandemics causing us to rethink how business and how treatment is handled.

Q: Thank you.

Kevin Richardson – Chairman and Chief Executive Officer

Thanks, Nate.

Operator

[Operator instructions]. Next we'll hear a question from John Fox.

Q: Hi, Kevin, Lisa. Can you give us an update on how many employees full-time you have right now? There's a couple of points here I wanted to mention. How many you've? How many you had to lay off at this time? How many sales reps specifically you have? And have you had to let go of any?

And then lastly, for Lisa mainly and you also Kevin is that new federal government program relating to loans for small businesses, I've done some research on this and they're pretty aggressive and I'm wondering if you or Lisa have looked into those loans at this point? Thank you.

Kevin Richardson – Chairman and Chief Executive Officer

Yes. So I'll start and then I'll let Lisa finish. But with regard to the SBA loans and things like that, we have been exploring those looking into those. And again, there are certain hurdles you have to meet, certain provisions you have to meet and that's what I mentioned earlier that we're going to explore each and every one of those to make sure that we're not going to get tripped up on something that could impact us later. But, there are definitely many, many, many opportunities from getting funds from both federal state and local agencies.
I think, the bigger opportunity for us is again in some of the Home Health markets right now and in driving revenue that way in the near-term, as far as employee count goes, right now we have a sales people five, total sales people and five clinical account managers, where repositioning one of them from one market to another market, so that's one of the areas that we're focused on. And then the overall headcount, it's -- when you include -- we have some that are what I call, independent reps and -- but we treat them, they act and are treated as full-time employees. I believe our numbers somewhere in the mid to high 20s right now.

Lisa will correct me, because for some reason I remember 31, but it might be 28. So, Lisa?

Lisa Sundstrom – Chief Financial Officer

I'm sorry, I was distracted by something. Was that the number of employees?

Kevin Richardson – Chairman and Chief Executive Officer

Yes, exactly.

Lisa Sundstrom – Chief Financial Officer

Okay. Yes, we're at 23 full-time employees on payroll and we have five independent contractors, so about 28.

Q: Okay. Great. Thanks very much.

Kevin Richardson – Chairman and Chief Executive Officer

Thanks, John.

Operator

[Operator instructions]. Our next question will come from the line of Michael Porter. Please go ahead, sir. Your line is open.

Q: Thank you. Good morning, Kevin. Can you give us some color on whether the hospitals are starting to more-and-more guide patience to you with all that's going on and into the nursing homes and these kinds of facilities, Kevin?

Kevin Richardson – Chairman and Chief Executive Officer

Yes. No Michael, you're hidden. So the difficulty right now that all hospitals are at least the ones we've dealt with and are dealing with are focused on how do they manage the ICUs? How do they manage the COVID influx that's occurring?

And so if they're -- if you're deemed not essential meaning, if you just have a Diabetic Foot ulcer, they're trying to push you elsewhere to get treated or stay at home. Now that can't last forever, because if you don't treat a Diabetic Foot Ulcer on a regular basis, what ends up happening is it gets infected and we know that infected Diabetic Foot Ulcers will lead to amputations. And so, then you create a -- it's almost like a double whammy, right. So you are treating the COVID patient, but then you have a patient with an infection that has to come into a hospital environment. That's not good either.

And so that's what I mentioned, the paradigm is getting shifted so how do they treat him at home? How do they treat the patient in the nursing home instead of moving them to the wound clinic for treatment? And that's the dynamic we're facing right now. It's moving rapidly, I mean, three weeks ago this was not top of mind with a lot of people and now it's the number one thing wound care centers are talking about. Home Health agencies are all talking about it. It's a major demand driver for us.

And luckily, we have a device that can -- again easy to use, easy to set up, can be moved into the home and treat patients. And so we will be a beneficiary and again, I hate to use the word beneficiary of a crisis, but that -- we can help treatments. Because as I mentioned in the overview, you can't move a hyperbaric chamber to someone's house, you can't do a skin graft surgery in someone's house. What you can do and dermaPACE treatment in someone's house and you can treat them in that mobile function. And that's really what our teams are out pushing right now is that, hey, if you -- wound center need help with a mobile device, we're there for you. And they like it because again, we don't have a capital cost at we get paid on a per claim basis and so it's something that can get immediately brought into the field and it's exciting for us right now.

Q: Thank you.

Kevin Richardson – Chairman and Chief Executive Officer

Thanks, Michael. Appreciate it.

Operator

And our next question will come from the line of Gill Good [ph]. Please go ahead. Your line is open.

Q: Hi, Kevin. I was just wondering, if there's any standard number of treatments for a wound to heal? Or does it vary from patient-to-patient?

Kevin Richardson – Chairman and Chief Executive Officer

Yes. It's still varies patient-to-patient. I would say, that -- in our study and I can only point to our study, we had very good results and we treated the patient. It was a total of 8 times and that was over a -- we talked about trying to get the closure in 12 weeks and things like that.

What we're seeing right now from the data? And again, we've done over 3,000 treatments and it varies across the board from wounds that are 2 centimeters squared the wounds that are 6 centimeters squared but really deep. It depends on the BMI levels of the patient, are they overweight, are they underweight, are they smoker, are they not a smoker, the A1C levels are there sugar's high or low? I mean, these are all the different factors that go into it. But we're seeing a nice reduction on a week-to-week basis. We're and -- we're seeing that happen immediately.

One of the studies will come out with or not we, but one of the doctors, Dr.Wendy Cole was going to present a terrible at the WWH's conference in Abu Dhabi, which was canceled. But her results were absolutely fantastic and she measured not just closure rates which were -- in this case better than what we had in our study from a closure rate standpoint, but she also measure perfusion using a device called Kent Imaging -- the Kent Imaging device that measures oxygenation within the wound and without that you can -- wound would close unless it has oxygenation. And so, we saw dramatic increases in the oxygenation levels of the wound over four week -- four treatment sets.

So every wound that do a little different and I think that's again plays really well to us, because our device and we have some patents around this is customizable based on those inputs. So, I mentioned BMI, I mentioned smoking, I mentioned A1C, I mentioned wound sizes. One of the things that we have the capability to do with our algorithms is customize our shock count to what's going to be best for a particular wound and in today's environment that's really important, so in some wounds they may use 1,000 shocks [ph] on a treatment and another wound they may use 2,000 shocks. And they can also treat around the -- what called the periwound to drive vascularization to the wound bed itself.

So again, we're seeing a lot of differences and we're taking all this data end datas [ph] the important part here. The more data we get from this, the better we can drive the algorithms going forward. I mean, I'd try to use like a fancy word like AI or something, but it's more just driving the algorithms the right way to treat the wounds. It's part of the polish study we did this year, the dosage study was really to figure out some of those algorithms and we had really good results over there including some things that the doctor did with other types of wounds, that I'm sure we will be talking about later this year, because it's an exciting area of development that he pursued.

Q: Okay. Thanks very much.

Kevin Richardson – Chairman and Chief Executive Officer

Thanks, Gill.

Operator

And ladies and gentlemen, we do thank you all for your questions today. Mr.Richardson, I'll turn it back to you for any additional or closing remarks.

Kevin Richardson – Chairman and Chief Executive Officer

Great. So, just in closing, we're managing through this, we're trying our best to do, what we can. We're going to take advantage of opportunities where we can help our patients, our customers, our clinicians. We're going to remain on track to get to our breakeven later this year. Again, one way or another we're focused on expense management and we're going to come out of this stronger and part of the solution moving forward.

And if anyone has any questions, please follow-up. If you need anything from the website, you can do that as well. Please check out the newly designed website too, because we've got some good testimonials coming there and it's very educational on the product.

Thank you very much. Have a great day.